Exhibit 10.1
[AMENDED AND RESTATED]1 CHANGE OF CONTROL SEVERANCE AGREEMENT
This CHANGE OF CONTROL SEVERANCE AGREEMENT, dated as of the ___ day of _____________, 20__ (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), NuStar Services Company LLC, a Delaware limited liability company (the “Employer”), and ______________ (the “Executive”)[, and supersedes any change of control severance agreement or amendment thereto previously entered into by and between the Partnership, NuStar GP, LLC, a Delaware limited liability company (“GP LLC”), and the Executive].1
WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GP LLC has determined that it is in the best interests of the Partnership and its unitholders to assure that the Partnership will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Compensation Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Employer, the Partnership and the Affiliated Companies (as defined herein) in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other companies. Therefore, in order to accomplish these objectives, the Compensation Committee has caused the Partnership and the Employer to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
Section 1.Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Partnership or the Employer (as applicable) is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or in anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment (such termination prior to a Change of Control, a “Pre-Change Termination”).
(b)    “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal

Date, unless, at least 60 days prior to the Renewal Date, the Partnership shall give notice to the Executive that the Change of Control Period shall not be so extended.
(c)    “Affiliated Company” means any company controlled by, controlling or under common control with (1) the Partnership, GP LLC or the Employer or (2) where such term is used with respect to another entity, such entity.
(d)    “Change of Control” means, and shall be deemed to have occurred upon, the first to occur of one or more of the following events after the date hereof:
(i)     a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”), other than any Affiliated Company becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 40% of all voting interests of NuStar GP Holdings, LLC, a Delaware limited liability company, then outstanding;
(ii)    the failure of NuStar GP Holdings, LLC to “control” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933) GP LLC, Riverwalk Logistics, L.P. or all of the general partner interests in the Partnership;
(iii)    Riverwalk Logistics, L.P. ceases to be the general partner of the Partnership or Riverwalk Logistics, L.P. ceases to be controlled by either GP LLC or one of the Affiliated Companies of GP LLC;
(iv)    a Person other than any Affiliated Company becomes the “beneficial owner” of more than 50% of all voting interests of the Partnership then outstanding;
(v)    the consolidation or merger of NuStar GP Holdings, LLC with or into another Person pursuant to a transaction in which the outstanding voting interests of NuStar GP Holdings, LLC are changed into or exchanged for cash, securities or other property, other than any such transaction where:
(a)     all outstanding voting interests of NuStar GP Holdings, LLC are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent, and
(b)    the holders of the voting interests of NuStar GP Holdings, LLC immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction;
(vi)    the consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where NuStar GP Holdings, LLC or any of its Affiliated Companies retains “control” (as defined in Rule 405 promulgated under the Securities Act of 1933), whether by way of holding the general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving entity or its parent;
(vii)    the sale, lease, exchange, disposition or other transfer (in one or a series of related transactions) of all or substantially all of the assets of NuStar GP Holdings, LLC to any Person other than one or more Affiliated Companies of NuStar GP Holdings, LLC;
(viii)     the sale, lease, exchange, disposition or other transfer (in one or a series of related transactions) by the Partnership of all or substantially all of the assets of the Partnership to any Person other than one or more of the Affiliated Companies of the Partnership; or
(ix)    a change in the composition of the Board of Directors of NuStar GP Holdings, LLC (the “NSH Board”), as a result of which fewer than a majority of the directors of the NSH Board are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of NuStar GP Holdings, LLC as of the date hereof, (B) are elected after the date hereof to the NSH Board by the Incumbent Directors, or (C) are elected, or nominated for election, thereafter to the NSH Board with the affirmative votes of at least a majority of Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the NSH Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors (other than any such plan or agreement approved by a majority of the then Incumbent Directors).
Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the income tax under the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clause (i) through (ix) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).
Section 2.     Employment Period. The Partnership or the Employer (as applicable) hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.
Section 3.    Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.
(2)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Partnership, the Employer and/or the Affiliated Companies (as applicable) and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Partnership or the Employer in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Partnership, the Employer or the Affiliated Companies (as applicable).
(b)    Compensation. (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Partnership, the Employer and/or the Affiliated Companies (as applicable) in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Employer pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.
(2)     Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus earned under the annual incentive bonus plans of the Partnership, the Employer and/or the Affiliated Companies (as applicable), or any comparable bonus under any predecessor or successor plan or plans, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (the “Recent Annual Bonus”). (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Annual Bonus” shall mean the Executive’s target annual bonus for the year in which the Effective Date occurs.) Each such Annual Bonus shall be paid no later than the 15th day of the third month following the end of the Partnership’s and/or the Employer’s taxable year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that is intended to meet the requirements of Section 409A of the Code.
(3)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Partnership, the Employer and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Partnership, the Employer and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Partnership, the Employer and the Affiliated Companies.
(4)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Partnership, the Employer and the Affiliated Companies (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Partnership, the Employer and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Partnership, the Employer and the Affiliated Companies.
(5)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Partnership, the Employer and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies. All reimbursements under such policies, practices and procedures shall (i) be based on a nondiscretionary definition of expenses eligible for reimbursement, (ii) with respect to a given year, not affect the expenses eligible for reimbursement in any other year, (iii) not be subject to liquidation or exchange for another benefit and (iv) be made on or before the last day of the Executive’s calendar year following the calendar year in which the expense was incurred.
(6)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, in accordance with the most favorable plans, practices, programs and policies of the Partnership, the Employer and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies.
(7)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Partnership, the Employer and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies.
(8)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Partnership, the Employer and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies.
(9)    Immediate Vesting of Outstanding Equity Incentive Awards. Notwithstanding any provision in the Employer’s equity incentive plans or the award agreements thereunder, effective immediately upon the occurrence of a Change of Control, (A) all unit options (incentive or non-qualified) outstanding as of the date of such Change of Control, which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant and, following the Executive’s termination of employment for any reason, the period of exercisability for such options shall be extended until the earlier of (x) the latest date upon which the unit options could have expired by their original terms under any circumstances, (y) the 10th anniversary of the original date of grant of the unit options or (z) the date that is two years from the Executive’s Date of Termination; (B) all restrictions applicable to any unit awards and restricted units outstanding as of the date of such Change of Control shall lapse, and such unit awards and restricted units shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; and (C) all unit awards, restricted units, performance units and performance cash for any outstanding performance periods outstanding as of the date of such Change of Control shall fully vest and be earned and shall be settled and payable in full (in the case of performance units or performance cash based on the deemed achievement of performance at 200% of target level for the entire performance period) in a lump sum within 30 days after the Change of Control. Notwithstanding the foregoing provisions of clause (C), in the event the accelerated settlement or payment of restricted units, performance units or performance cash pursuant to this Section 3(b)(9) would give rise to the additional tax imposed under Section 409A of the Code, such restricted units, performance units and performance cash shall vest and be earned as provided in clause (C) (and shall not be subject to the forfeiture under any circumstances), but shall not be settled until the originally scheduled payment date set forth in the applicable award agreement or such earlier date or event as shall be intended to not result in the imposition of the tax imposed under Section 409A of the Code.

Section 4.    Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Employer determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Partnership or the Employer (as applicable) shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Partnership or the Employer (as applicable) on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Partnership or the Employer (as applicable) or its respective insurers and acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Partnership or the Employer (as applicable) may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:
(1)    the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Partnership, the Employer or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of GP LLC (the “Board”), the NSH Board or the Chief Executive Officer of the Employer that specifically identifies the manner in which the Board, the NSH Board or the Chief Executive Officer of the Employer believes that the Executive has not substantially performed the Executive’s duties; or
(2)    the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Partnership, the Employer or any Affiliated Company.
For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Partnership, the Employer or the Affiliated Companies. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, the NSH Board, or if NuStar GP Holdings, LLC is not the ultimate parent of the Affiliated Companies and is not publicly traded, the board of directors of the ultimate parent of the Partnership (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Employer or a senior officer of the Employer or (C) based upon the advice of counsel for the Partnership, the Employer or the Affiliated Companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Partnership, the Employer or the Affiliated Companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-

quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.
(c)    Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:
(1)    the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of either NuStar GP Holdings, LLC or the Partnership ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Partnership or the Employer (as applicable) promptly after receipt of notice thereof given by the Executive;
(2)    any failure by the Partnership or the Employer (as applicable) to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Partnership or the Employer (as applicable) promptly after receipt of notice thereof given by the Executive;
(3)    the Partnership, the Employer or an Affiliated Company (as applicable) requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Partnership if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Partnership, the Employer or an Affiliated Company’s business to a substantially greater extent than required immediately prior to the Effective Date;
(4)    any purported termination by the Partnership or the Employer (as applicable) of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(5)    any failure by the Partnership or the Employer to comply with and satisfy Section 10(c).
For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.

(d)    Notice of Termination. Any termination by the Partnership or the Employer (as applicable) for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Partnership or the Employer (as applicable) to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Partnership or the Employer, respectively, hereunder or preclude the Executive or the Partnership or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Partnership’s or the Employer’s respective rights hereunder.
(e)    Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Partnership or the Employer (as applicable) for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Partnership or the Employer (as applicable) other than for Cause or Disability, the date on which the Partnership or the Employer (as applicable) notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Partnership or the Employer (as applicable) of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Date of Termination shall be interpreted consistent with the definition of “Separation from Service” as defined for purposes of Section 409A of the Code.
Section 5.    Obligations of the Partnership or the Employer (as applicable) upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Partnership or the Employer (as applicable) terminates the Executive’s employment other than for Cause (at a time when the Executive is otherwise willing and able to continue providing services) or Disability or the Executive terminates employment for Good Reason:
(1)    the Partnership or the Employer (as applicable) shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:
(A)    the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual

Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, and (iii) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”);
(B)    the amount equal to the product of (i) [severance multiple]2 and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus;
(C)    an amount equal to the excess of (i) the actuarial equivalent of the benefit under the Partnership’s, the Employer’s and/or any Affiliated Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date) and any excess or supplemental retirement plan in which the Executive participates (collectively, the “SERP”) that the Executive would receive if the Executive’s employment continued for [severance multiple] years after the Date of Termination, assuming for this purpose that (x) the Executive’s age and service credit are increased by the number of years that the Executive is deemed to be so employed and, (y) all accrued benefits are fully vested and (z) the Executive’s compensation in each of the [severance multiple] years is that required by Sections 3(b)(1) and 3(b)(2) payable in equal monthly installments over such [severance multiple] years, over (ii) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;
(D)    an amount equal to the sum of the Partnership, the Employer or an Affiliated Company’s (as applicable) matching or other Partnership, the Employer or an Affiliated Company’s (as applicable) contributions under the Partnership’s, the Employer’s or an Affiliated Company’s (as applicable) qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Executive participates that the Executive would receive if the Executive’s employment continued for [severance multiple] years after the Date of Termination, assuming for this purpose that (x) the Executive’s benefits under such plans are fully vested, (y) the Executive’s compensation in each of the [severance multiple] years is that required by Sections 3(b)(1) and 3(b)(2) and (z) to the extent that the Partnership and/or the Employer (as applicable) contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Date of Termination; and
(E)    if and only if the Executive experiences a Pre-Change Termination and such termination results in forfeiture of outstanding unvested awards held by Executive under the Employer’s equity incentive plans that would have otherwise vested pursuant to Section 3(b)(9) had the Executive remained continuously employed with the Employer through the date of a Change of Control, an amount paid in cash or such other property as the Employer shall determine, in its sole discretion, equal to the amount the Executive would have been entitled to receive with respect to the vesting (and to the extent such awards were exercisable, as if such awards were immediately exercised on a net exercise basis) of such forfeited awards if such awards had remained outstanding and vested on the date of the Change of Control; and
(2)    for [severance multiple] years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Partnership and/or the Employer (as applicable) shall continue benefits to the Executive and/or the Executive’s family at least equal to, and at the same cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies and their families, provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Any reimbursements made pursuant to the preceding shall be made in accordance with the requirements of the last sentence of Section 3(b)(5). The Executive’s entitlement to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) shall not be offset by the provision of benefits under this Section 5(a)(2). For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed (for purposes of both age and service credit) until the end of the Benefit Continuation Period and to have retired on the last day of such period; and
(3)    to the extent not theretofore paid or provided, the Partnership or the Employer (as applicable) shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).
Notwithstanding the foregoing, the receipt and/or retention of the compensation and benefits provided pursuant to this Section 5(a) and of any Gross-Up Payment provided pursuant to Section 8 (but not, to the extent provided, the timing of payment or provision of such compensation and benefits or Gross-Up Payments) shall be subject to the Executive’s timely execution, delivery to the Employer and non-revocation of a release of claims against the Partnership, the Employer and their respective Affiliated Companies, in such form as reasonably acceptable to the Employer, which release shall become final and irrevocable within fifty-five (55) days following the Date of Termination (the “Release Requirement”). In the event that the Executive does not timely satisfy the Release Requirement, the Executive shall promptly return to the Employer any and all amounts previously paid pursuant to Section 5(a)(1) (other than the Accrued Obligations) and any Gross-Up Payments previously paid pursuant to Section 8 and shall immediately forfeit all right to any future payments and benefits to be provided pursuant to this Section 5(a) and to any future Gross-Up Payments to be provided pursuant to Section 8 (except as otherwise required to be offered or provided pursuant to applicable law).3
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Partnership or the Employer (as applicable) shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days following the Date of Termination (except as otherwise required to be paid sooner pursuant to applicable law). With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Partnership, the Employer and the Affiliated Companies to the estates and beneficiaries of peer executives of the Partnership, the Employer and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies and their beneficiaries.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Partnership or the Employer (as applicable) shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Partnership, the Employer and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Partnership, the Employer and the Affiliated Companies and their families.
(d)    Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Partnership or the Employer (as applicable) shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Partnership or the Employer (as applicable) shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination.
Section 6.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Partnership, the Employer or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Partnership, the Employer or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Partnership, the Employer or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Partnership, the Employer or the Affiliated Companies in which the Executive participates, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Partnership, the Employer or the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Partnership, the Employer or the Affiliated Companies or substitute plans adopted by the Partnership or the Employer or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Partnership, the Employer and the Affiliated Companies, unless otherwise specifically provided therein by a specific reference to this Agreement.
Section 7.    Full Settlement. The Partnership’s and the Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Partnership or the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Partnership and the Employer agree to pay, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Partnership, the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest (as defined herein). The Partnership and the Employer agree to pay such amounts as incurred and in no event later than the 15th day of the third month following the end of the calendar year in which the Executive incurs such expenses.

Section 8.    Certain Additional Payments by the Partnership or the Employer.3
(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Partnership, the Employer or the Affiliated Companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as hereinafter defined) of all Payments does not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made with the intention of complying with Section 409A of the Code and by first reducing the Payments that do not constitute nonqualified deferred compensation subject to Section 409A of the Code and then by reducing all other Payments as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date, and, subject to the foregoing, shall in any event be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Partnership’s or the Employer’s (as applicable) obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment. For the purposes of this Section 8, (i) the term “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as hereinafter defined) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; (ii) the “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code; and (iii) the “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(b)    Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive, subject to the Partnership’s approval which will not be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Partnership, the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Partnership or the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive, subject to the Partnership’s approval which will not be unreasonably withheld, may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Partnership. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Partnership or the Employer (as applicable) to the Executive within 5 days of the receipt of the Accounting Firm’s determination and in no event later than the end of the calendar year following the calendar year in which the Executive remits the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Partnership, the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Partnership or the Employer (as applicable) should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Partnership or the Employer (as applicable) exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Partnership or the Employer (as applicable) to or for the benefit of the Executive.
(c)    The Executive shall notify the Partnership in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Partnership or the Employer (as applicable) of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Partnership of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Partnership (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Partnership or the Employer notifies the Executive in writing prior to the expiration of such period that the Partnership or the Employer desires to contest such claim, the Executive shall:
(1)    give the Partnership and the Employer any information reasonably requested by the Partnership or the Employer relating to such claim,
(2)    take such action in connection with contesting such claim as the Partnership or the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Partnership or the Employer,
(3)    cooperate with the Partnership and the Employer in good faith in order effectively to contest such claim, and
(4)    permit the Partnership and the Employer to participate in any proceedings relating to such claim;
provided, however, that the Partnership or the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses, provided that any such amounts payable to the Executive shall be paid no later than the end of the calendar year following the calendar year in which the Executive remits such taxes. Without limitation on the foregoing provisions of this Section 8(c), the Partnership shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Partnership shall determine; provided, however, that, if the Partnership or the Employer pays such claim and directs the Executive to sue for a refund, the Partnership and the Employer shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment, provided that any such amounts payable to the Executive shall be paid no later than the end of the calendar year following the calendar year in which the Executive remits such taxes; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Partnership’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d)    If, after the receipt by the Executive of a Gross-Up Payment or payment by the Partnership or the Employer of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Partnership’s and the Employer’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Partnership or the Employer (as applicable) the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Partnership or the Employer (as applicable) of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Partnership or the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall, subject to Section 409A of the Code, offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
(e)    Notwithstanding any other provision of this Section 8, the Partnership or the Employer (as applicable) may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
(f)    Notwithstanding anything contained herein to the contrary, no Gross-Up Payment shall be payable under this Section 8, if the Partnership furnishes to the Executive an opinion of a nationally recognized accounting or law firm to the effect that, as of immediately prior to the Effective Date, the Partnership should not be treated a “corporation” within the meaning of the regulations issued under Section 280G of the Code; provided, however, that the Executive shall continue to have rights and the Partnership shall continue to have obligations under this Section 8, including without limitation those under Sections 8(b), (c) and (d).
Section 9.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Partnership, the Employer and the Affiliated Companies all secret or confidential information, knowledge or data relating to the Partnership, the Employer or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Partnership, the Employer or the Affiliated Company (as applicable) and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Employer, the Executive shall not, without the prior written consent of the Partnership or the Employer (as applicable) or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Partnership or the Employer and those persons designated by the Partnership or the Employer. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
Section 10.    Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Partnership or the Employer, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Partnership and its successors and assigns and the Employer and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Partnership or the Employer.
(c)    Each of the Partnership and the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Partnership or the Employer (as applicable) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Partnership or the Employer (as applicable) would be required to perform it if no such succession had taken place. “Partnership” means the Partnership as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. “Employer” means the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
Section 11.    Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:	At the most recent address on file in the Employer’s records

if to the Partnership or the Employer:	NuStar Energy L.P. 19003 IH-10 West San Antonio, Texas 78257 Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Partnership or the Employer (as applicable) may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Partnership’s or the Employer’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Partnership or the Employer may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)    The Executive and the Partnership and the Employer acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Partnership, the Employer or the Executive, the employment of the Executive by the Partnership or the Employer (as applicable) is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Partnership or the Employer (as applicable) at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(g)    Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” (as defined in Section 409A of the Code) at a time when the Partnership, the Employer, or certain entities related to the Partnership or the Employer, are publicly traded on an established securities market, and the benefits under this Agreement are not otherwise exempt from Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, no payments payable as a result of the Executive’s “separation from service” (as defined in Section 409A of the Code) pursuant to this Agreement shall be made before the date which is six months after such separation from service or, if earlier, the Executive’s death. Any such delayed payments, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service or, if earlier, the Executive’s death. For purposes of this Section, the term “Specified Employee” has the meaning given in Section 409A of the Code and Regulations thereunder. Generally, specified employees include (i) officers having annual compensation greater than $170,000 (with certain adjustments for inflation after 2015), (ii) five-percent owners and (iii) one-percent owners having annual compensation greater than $150,000. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement shall be treated as an entitlement to a series of separate payments.
(h)    This Agreement and the payments and benefits hereunder are intended to comply with or otherwise be exempt from the applicable requirements of Section 409A of the Code. Accordingly, where applicable, this Agreement shall at all times be construed and administered in a manner consistent with the requirements of Code Section 409A and applicable regulations without any diminution in the value of the payments to the Executive. Notwithstanding the preceding, the Partnership and the Employer do not provide any guarantee or assurance that any federal, state, local or other tax treatment will (or will not) apply or be available and shall not be liable to the Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code or otherwise, and the Executive shall be solely liable for any such taxes, penalties or interest.
(i)    The Partnership hereby guarantees the full payment and performance of all of the Employer’s obligations under this Agreement and the Executive shall be entitled to full recourse against the Partnership with respect to any obligations of the Employer to the Executive hereunder.

(j)    Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Partnership or the Employer that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Partnership or the Employer pursuant to any such law, government regulation or stock exchange listing requirement).

_________________________
1 For individuals with existing Change of Control Severance Agreements, this Agreement will amend and restate and supersede the previous agreement.
2 In all places in the Change of Control Severance Agreement, the severance multiple will be as set forth below for the following officer positions:

Officer Position	Severance Multiple
Chief Executive Officer	3
Executive Vice President	2.5
Senior Vice President	2
Vice President	1.5
3 Section 8 shall not be included in Change of Control Severance Agreements for officers holding the position of Vice President, and the remaining sections of this Agreement shall be renumbered accordingly.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Compensation Committee, each of the Partnership and the Employer have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

NUSTAR ENERGY L.P.
By: Riverwalk Logistics, L.P., its general partner,
By: NuStar GP, LLC, its general partner

By:
Name:
Title:

NUSTAR SERVICES COMPANY LLC

By:
Name:
Title:

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